Exhibit 8.1

Brown, Winick, Graves, Gross, Baskerville and Schoenebaum, P.L.C	666 Grand Auenue, Suit 2000 Ruan Center, Des Moines, IA 50309

November 7, 2006	direct phone: 515-242-2416
direct fax: 515-323-8516
email: carey@brownwinick.com
Board of Directors
One Earth Energy, LLC
1306 West 8th Street
Gibson City, IL 60936
Re: 2006 Registration Statement on Form SB-2; Tax Matters
Dear Directors:
As counsel for One Earth Energy, LLC, (the “Company”), we furnish the following opinion in connection with the proposed issuance by the Company of up to 12,020 of its membership interests (the “Units”).
We have acted as legal counsel to the Company in connection with its offering of the Units. As such, we have participated in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Form SB-2 Registration Statement dated November 2, 2006 (the “Registration Statement”).
You have requested our opinion as to matters of federal tax law that are described in the Registration Statement. We are assuming that the offering will be consummated and that the operations of the Company will be conducted in a manner consistent with that described in the Federal Income Tax Consequences section of the Registration Statement and adopted herein. We have examined the Registration Statement and such other documents as we have deemed necessary to render our opinion expressed below.
Based on the foregoing, all statements as to matters of law and legal conclusions contained in the Registration Statement under the heading “Federal Income Tax Consequences” are our opinion. That section of the Registration Statement is a general description of the principal federal income tax consequences that are expected to arise from the ownership and disposition of Units, insofar as it relates to matters of law and legal conclusions. That section also addresses all material federal income tax consequences to prospective Unit holders of the ownership and disposition of Units. No information regarding state and local taxes is provided in this section
Our opinion extends only to matters of law and does not extend to matters of fact. With limited exceptions, the discussion relates only to individual citizens and residents of the United States and has limited applicability to corporations, trusts, estates or nonresident aliens. The opinion expressed herein shall be effective as of the date of effectiveness of the Company’s Registration Statement. The opinion set forth herein is based upon existing law and

A Firm Commitment to Business TM	515-242-2400 phone	515-283-0231 fax	www.brownwinick.com

November 7, 2006

regulations, all of which are subject to change prospectively and retroactively. We assume no obligation to revise or supplement such opinions as to future changes of law or fact.
An opinion of legal counsel represents an expression of legal counsel’s professional judgment regarding the subject matter of the opinion. It is neither a guarantee of the indicated result nor is it an undertaking to defend the indicated result should it be challenged by the Internal Revenue Service. This opinion is in no way binding on the Internal Revenue Service or on any court of law.
We consent to the discussion in the Registration Statement of this opinion, the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement.

Yours truly,

Paul E. Carey